Exhibit 16.1

February 14, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Inspirato LLC ‘s (formerly known as Thayer Venture Acquisition Corporation) statements included under Item 4.01 of its Form 8-K dated February 14, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on February 11, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC

New York, New York

WithumSmith+Brown, PC    1411 Broadway, 9th Floor, New York, New York 10018-3496    T (212) 751 9100    F (212) 750 3262    withum.com

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